Exhibit (c)(3)

- Preliminary Working Draft— Project Apex Presentation to the Special Committee October 23, 2023 Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft— Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Atlas (“Atlas” or the “Company”) in connection with its evaluation of a proposed transaction and forno other purpose. The information contained herein is based upon information supplied by or on behalf of Atlas and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Atlas. Centerview has relied upon the accuracy and completeness of the foregoing information, and has notassumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Atlas or any other entity, or concerning the solvency or fair value of Atlas or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Atlas as to the future financial performance of Atlas, and at your direction Centerview has relied upon such forecasts, as provided by Atlas’ management, with respect to Atlas. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Atlas. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Atlas (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Atlas or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. 1 Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft— Topics for Today’s Discussion Project Apex Status Update Preliminary Perspectives on Value Initial Perspectives on Additional Third Party Outreach Potential Next Steps 2 Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft— Project Apex – Update on Progress to Date ? Teton submitted a proposal (the “Proposal”) to acquire for cash all common shares that it does not October 6 currently own for $9.00 per share ? After a discussion with the Special Committee’s Counsel (Weil) regarding the Proposal, Centerview October 10 held initial discussions with Atlas CEO and CFO regarding Project Apex  October 12 ? Centerview provided Management with its initial diligence request list ? Initial meeting between Centerview and the Special Committee October 13 ? Management shared its latest 5-year financial forecast (“Atlas Management Plan”) with Centerview ? Centerview provided Management with a list of preliminary financial questions with respect to the October 15 Atlas Management Plan October ? Management and Centerview discussed the Atlas Management Plan and Centerview’s list of 16, 17 preliminary financial questions ? Atlas share price closed at $5.59, reflecting 6.9x EV / NTM Adjusted EBITDA(2) and a (0.5%) discount October (1) to close as of Teton’s 10/6 proposal 20 ? Centerview discussed Atlas Management Plan with Management (1) Figures reflect closing price as of October 20, 2023. Remainder of analysis reflects October 17, 2023. 3 (2) Multiple based on Atlas Management Plan shared October 13, 2023. Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft— Atlas’ Share Price Performance Share Price PerformanceSince IPO $30 Atlas S&P 500 (1) $25 D C $20 B E F G J K L $15 H I +4% $14.00 A $10 $5 M $5.41 (61%) (67%) (vs. IPO price) (vs. Day 1 close) – Apr-21 Oct-21 Apr-22 Oct-22 Apr-23 Oct-23 Public Market Events A ? 23-Apr-21: Pricing of IPO at $14.00 per E ? 8-Mar-22: Reported Q4 ’21 Earnings J ? 7-Mar-23: Reported Q4 ’22 Earnings share (closed day 1 at $16.40) F ? 10-May-22: Reported Q1 ’22 Earnings K ? 9-May-23: Reported Q1 ’23 Earnings B ? 12-Aug-21: Reported Q2 ’21 Earnings G ? 9-Aug-22: Reported Q2 ’22 Earnings L ? 8-Aug-23: Reported Q2 ’23 Earnings; C ? 14-Sep-21: Announced Sizewise Rentals Reduced 2023E Adj. EBITDA guidance acquisition H ? 10-Nov-22: Reported Q3 ’22 Earnings range from $295-305mm to $260-270mm D ? 9-Nov-21: Reported Q3 ’21 Earnings I ? 9-Jan-23: Tom Boehning announced CEO M ? 2-Oct-23: Tom Leonard returns as CEO following departure of Tom Boehning Earnings Other Corp. Event Source: Company filings and Factset as of October 17, 2023. 4 (1) S&P 500 indexed to Atlas share price of $14.00 as of IPO on April 23, 2021. Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft -

2

Atlas Wall Street Consensus Beat / (Miss) History

In August 2023, during Q2 earnings, Atlas revised its 2023 Adj. EBITDA outlook from a range of $295 – $305mm to $260 – $270mm to reflect lower peak need rentals and rebased HHS contract driving reduced margin outlook

Quarterly Results

% Beat / (Miss) vs. Wall Street Consensus

Revenue


Latest quarter per Management
$235
$251
$262
$290
$294
$274
$271
$282
$300
$291
$292
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
FY'21 FY'22 FY'23

Adjusted EBITDA


Latest quarter per Management
$86
$78
$82
$85
$89
$70
$66
$71
$72
$66
$62
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
FY'21 FY'22 FY'23

	FY'21 Q1	FY'21 Q2	FY'21 Q3	FY'21 Q4	FY'22 Q1	FY'22 Q2	FY'22 Q3	FY'22 Q4	FY'23 Q1	FY'23 Q2	FY'23 Q3
Revenue % Beat / (Miss)	+1%	+4%	+9%	+8%	+0%	(5%)	(0%)	+2%	+4%	+2%	+4%(1)
Adjusted EBITDA % Beat / (Miss)	+3%	+18%	+37%	+40%	+14%	(5%)	+1%	+3%	(1%)	(8%)	+5%(1)

Full-Year Guidance Evolution

Revenue: 2021 Guidance (Actual: $1,039mm); 2022 Guidance (Actual: $1,121mm); 2023 Guidance

Adjusted EBITDA: 2021 Guidance (Actual: $331mm); 2022 Guidance (Actual: $297mm); 2023 Guidance (See next page for detailed bridge)

	FY'21 Q1	FY'21 Q2	FY'21 Q3	FY'21 Q4	FY'22 Q1	FY'22 Q2	FY'22 Q3	FY'22 Q4	FY'23 Q1	FY'23 Q2	FY'23 Q3
Revenue guidance (high)	$975	$980	$1,020	$1,190	$1,190	$1,190	$1,120	$1,190	$1,190	$1,190	n.a.
Revenue guidance (low)	$950	$965	$1,010	$1,160	$1,160	$1,160	$1,110	$1,160	$1,160	$1,160	
Adj. EBITDA guidance (high)	$285	$290	$310	$315	$315	$315	$300	$305	$305	$270	n.a.
Adj. EBITDA guidance (low)	$275	$280	$300	$305	$305	$305	$290	$295	$295	$260	
1-Day Share Price Reaction	+3%	(8%)	(3%)	+0%	(1%)	(7%)	(3%)	(7%)	(3%)	(28%)	n.a.
Reported Adj. EBITDA Margin	37%	31%	31%	29%	30%	25%	25%	25%	24%	23%	n.a.

Source: Company filings, Wall Street research and Factset as of October 17, 2023.
Note: U.S. Dollars in millions.
(1) Reflect % beat / (miss) vs. Q3'23 Wall Street consensus estimates as of October 17, 2023.

CENTERVIEW PARTNERS 5
Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft -

2

Atlas Management Plan Adjusted EBITDA Bridge ('22A – '23E)

Management and Wall Street research analysts indicated expectations for declining adjusted EBITDA margins post Q2 earnings compared to pre-COVID levels

'22A – '23E Adjusted EBITDA Bridge



$297
+$16
($45)
+$18
($15)
$270
'22A Adjusted EBITDA
Revenue Growth
Gross Margin
Operating Leverage
Other[1]
'23E Adjusted EBITDA

Adjusted EBITDA Margin Impact

26.4%		(382bps)	+151bps	(125bps)	22.9%

Adj. EBITDA Margins
'20A: 30.3%
'21A: 31.8%

Commentary

"We are taking a more conservative view on the balance of the year for our earnings. ***This decline will also be reflected in our adjusted EBITDA margins, which we expect to remain at lower relative levels as a result of the more muted profitability from the current mix****. […] As our mix evolves and we start to see the benefits from the larger contracts materialize and peak need rental stabilizing at more normalized post-COVID levels, we expect* ***our longer-term margins will stabilize, but will likely remain below our historical levels"***

Jim Pekarek (8/8/2023)

"The company projects LT margins to eventually stabilize, but warns that they will not reach pre-COVID levels. *Mgmt also pointed out a* ***re-baselining of the utilization of their peak need*** *rental equipment fleet, and as of post-2023 flu season,* ***placements have been underwhelming compared to the previous year"***

Jefferies *(9/25/2023)*

Source: Company filings, Wall Street research and Atlas Management Plan shared on October 13, 2023.
Note: Dollars in millions.
(1) Reflects impact from change in depreciation & amortization, non-cash share-based compensation and other.

CENTERVIEW PARTNERS 6
Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft— Atlas Wall Street Consensus Estimates Over Time Revenue ($bn) Adj. EBITDA ($mm) Adj. EBITDA Margin (%) $500 40% Change from initial estimate to Change from initial estimate to Change from initial estimate to actual / current consensus estimate actual / current consensus estimate actual / current consensus estimate 2022 +$0.08 2022 +$17 2022 (33bps) $1.8 2023 +$0.02 2023 ($43) 2023 (412bps) 2024 ($0.16) $425 2024 ($95) 2024 (433bps) 35% 2025 ($0.01) 2025 ($44) 2025 (313bps) $1.6 32% $370 $345 $1.39 $350 30% $1.33 $1.32 $1.3 $1.24 $331 $306 $301 27% $1.17 27% 26% 27% 26% $1.15 $280 $297 $1.12 $275 $27625% $1.1 $1.04 $263 $1.02 23% 22% 22% $0.8 $200 20% May-21 Dec-21 Jul-22 Mar-23 Oct-23 May-21 Dec-21 Jul-22 Mar-23 Oct-23 May-21 Dec-21 Jul-22 Mar-23 Oct-23 2021 Actual 2022 Actual 2022 2023E 2024E 2025E Source: FactSet as of October 17, 2023. 7 Note: Estimates first available as of May 14, 2021. 2025E estimates started as of 2022 Q4 earnings due to lack of available Privileged & Confidential | Prepared at the Request of Counsel estimates.

- Preliminary Working Draft -

2

Atlas Management Plan Assumptions

Preparation	▪ Atlas Management created the Atlas Management Plan ('23 – '28E estimates) as part of its regular way monthly forecasting cycle ▪ The Atlas Management Plan was developed and informed by input from various functional areas ▪ Atlas Management Plan excludes impact from future M&A, reflecting an organic growth outlook ▪ Centerview understands that Atlas Management has not presented a long-term forecast to the Board over the past several months; however, FY'23 figures were provided to the Board in August and top-line / Adj. EBITDA figures are materially unchanged since that discussion
Revenues	▪ Growth outlook reflects internal realignment to focus on better managing existing customer base and existing growth prospects ▪ Revenue outlook forecasted by business segment and expectations for growth within each: – ***Equipment Solutions*** growth driven by overall market growth and expected share gains in the rental market, with peak need remaining strong following utilization re-baselining post COVID • Long-term expectation of mid-single digit growth – ***Clinical Engineering*** growth driven by supplemental offerings driving growth within current customer base and from new logos; high single digit growth expected in 2023 • Long-term expectation of mid-to-high single digit growth – ***On-Site Managed Services*** is undergoing internal realignment and is expected to contribute negative growth in the near-term; drag partially driven by expected mix shift within the HHS contract towards clinical engineering (~$7-10mm) • Segment expected to return to low-to-mid single digit growth in 2025 and mid single digit growth thereafter
Cost Structure	▪ Margin improvement driven by realignment of business mix and focus on areas that can leverage and improve the account management function ▪ COGS as a percentage of sales expected to increase in 2023 driven primarily by lower mix of peak need rental placements, higher cost to onboard new business and factors related to the HHS agreement – Improvement in outer years forecasted as 2023 headwinds dissipate / normalize ▪ SG&A forecasted at WholeCo level (i.e., not by business segment) and assumes operating leverage given limited additional resources required to service revenue growth
Cash Flow Items	▪ Change in net working capital forecasted to grow in line with sales; 2023/2024 trends driven by performance compensation and employee bonus impact ▪ Depreciation and amortization based on Management schedule and related to customer contracts ▪ Normalized management tax rate of ~29% (State and Local) going forward

Source: Atlas Management Plan shared on October 13, 2023.

CENTERVIEW PARTNERS 8

Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft— Atlas Management Plan As provided by Atlas Management on October 13, 2023 Atlas Management Plan Fiscal Year Ending December 31, CAGR 2022A 2023E 2024E 2025E 2026E 2027E 2028E ‘23E-28E Equipment Solutions $439 $463 $486 $515 $548 $584 $622 6.1% Clinical Engineering 421 460 481 510 546 584 625 6.3% On-Site Managed Services 262 257 248 256 268 282 296 2.8% Total Revenue $1,121 $1,180 $1,215 $1,280 $1,362 $1,450 $1,542 5.5% % YoY Growth 5.3% 2.9% 5.4% 6.4% 6.4% 6.4% Cost of Sales (690) (772) (777) (812) (864) (918) (978) 4.8% % of Sales 61.6% 65.4% 63.9% 63.4% 63.4% 63.3% 63.4% Sales, General & Administrative Expenses (339) (339) (351) (354) (357) (362) (364) 1.5% % of Sales 30.2% 28.7% 28.9% 27.7% 26.2% 25.0% 23.6% Operating Income $92 $70 $87 $114 $141 $169 $200 23.5% (+): Depreciation & Amortization 176 173 160 157 154 151 148 (+): Non-Cash Share-Based Compensation 19 20 21 22 23 24 25 (+): Other 10 7 5 5 5 6 6 Adjusted EBITDA $297 $270 $273 $298 $323 $349 $378 7.0% % Margin 26.4% 22.9% 22.5% 23.3% 23.7% 24.1% 24.5% Memo: Select Cash Flow Items Change in NWC (19) (8) (4) (20) (21) (24) (25) Capital Expenditures (84) (80) (100) (101) (108) (111) (116) 9 Source: Company filings and Atlas Management Plan shared on October 13, 2023. Privileged & Confidential | Prepared at the Request of Counsel Note: Dollars in millions.

- Preliminary Working Draft— Atlas Management Plan vs. Wall Street Consensus Through 2025 Comparison of Wall Street Consensus estimates vs. Atlas Management Plan; limited consensus estimates post-’25E Atlas Management Plan vs. Wall Street Consensus Estimates Revenue Adjusted EBITDA High Estimate Median Estimate Low Estimate Atlas Management Plan Guidance $260—$270 $360 Guidance $1,160—$1,190 $1,322 $266 $283 $1,246 $1,290 $267 $1,174 $256 $1,210 $1,316 $226 $301 $298 $1,280 $263 $270 $276 $273 $1,161 $1,237 $1,215 $1,170 $1,180 FY23E FY24E FY25E FY23E FY24E FY25E Revenue Growth(1) Adj. EBITDA Margin(1) 4.4% / 5.3% 5.7% / 2.9% 6.4% / 5.4% 22.5% / 22.9% 22.3% / 22.5% 22.9% / 23.3% Atlas Management Plan vs. Median Consensus Estimate Atlas Management Plan vs. Median Consensus Estimate +$10 / +0.9% ($22) / (2.8%) ($36) / (1.0%) +$7 / +0.4% ($2) / +0.2% ($3) / +0.4% 10 Source: Company filings, Atlas Management Plan shared on October 13, 2023, Wall Street research and FactSet as of October 17, Privileged 2023. & Confidential | Prepared at the Request of Counsel (1) Reflects broker medians based on available broker research / management figures.

- Preliminary Working Draft -

2

Atlas Management Plan Adjusted EBITDA Bridge ('23E – '28E)

Adjusted EBITDA Bridge


$270
+$83
+$31
+$79
($84)
$378
Equipment Solutions: growth driven by market growth and share gains
Clinical Engineering: growth driven by supplemental offerings
On-Site Managed Services: negative growth partially driven by HHS contract mix shift / internal realignment
Gross margin improvements seen in Atlas Management Plan as near-term headwinds dissipate / normalize
Atlas Management Plan assumes operating leverage given limited additional resources required to service revenue growth
Driven mainly by D&A decreasing across the period
'23E Adjusted EBITDA
Revenue Growth
Gross Margin
Operating Leverage
Other(1)
'28E Adjusted EBITDA

Adjusted EBITDA Margin Impact

22.9%		+198bps	+510bps	(542bps)	24.5%

Source: Company filings, Wall Street research and Atlas Management Plan shared on October 13, 2023.
Note: Dollars in millions.
(1) Reflects impact from change in depreciation & amortization, non-cash share-based compensation and other.

CENTERVIEW PARTNERS 11
Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft— Atlas Illustrative Future Share Price Analysis Reflects Atlas Management Plan shared October 13, 2023 Future Share Price (Nominal) Future Share Price (PresentValue) ~6.8x NTM Adj. EBITDA (Current Atlas Management Plan Multiple) 8.5x NTM Adj. EBITDA (~+1.5x vs. Current Atlas Management Plan Multiple) 10.0x NTM Adj. EBITDA (~+3.0x vs. Current Atlas Management Plan Multiple) CAGR $25 $25 At 10.0x Discounted at cost of equity of 12.6% $20 +37% $20 $20 $18 $16 At 8.5x $16 +30% $14 $15 $14 $15 $12 $12 $12 $12 At ~6.8x $12 $11 +21% $10 $9 $9 $10 $10 $12 $10 $10 $5 $8 $5 $7 $7 $7 $5 $5 $7 $6 – – Current YE’24 YE’25 YE’26 YE’27 Current YE’24 YE’25 YE’26 YE’27 Memo: Memo: NTM Adj. EBITDA $298 $323 $349 $378 NTM Adj. EBITDA $298 $323 $349 $378 Net Debt ($bn) $1.1 $1.0 $1.0 $0.9 Net Debt ($bn) $1.1 $1.0 $1.0 $0.9 Source: Atlas Management Plan shared on October 13, 2023. Note: Dollars in billions. Reflects valuation as of October 17, 2023. Analysis assumes latest share count, RSUs 12 and options held constant in projection period as of Q2 ’23. Debt, cash and non -controlling interest based on year-end balance per Atlas Management Plan. Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft— Atlas Analysis at Various Prices 10/6 Teton Proposal Current Share Price $5.41 $9.00 $10.00 $11.00 $12.00 $13.00 Implied Premium to Current 66% 85% 103% 122% 140% +60% premium vs. Atlas share % Premium / (Discount) to: price on 10/06/2023(2) 30-Day VWAP $6.77 +33% +48% +62% +77% +92% 90-Day VWAP 10.30 (13%) (3%) +7% +17% +26% 52-Week High (12/05/22) (1) 19.72 (54%) (49%) (44%) (39%) (34%) 52-Week Low (10/12/23) (1) 5.36 +68% +87% +105% +124% +143% Fully Diluted Shares Outstanding 137.4 138.6 139.1 139.5 139.9 140.2 Implied Equity Value $744 $1,247 $1,391 $1,535 $1,679 $1,823 Plus: Debt & NCI 1,121 Less: Cash (9) Implied Enterprise Value ($mm) $1,855 $2,359 $2,503 $2,647 $2,790 $2,934 Non-Teton Shares 39.2 40.4 40.9 41.4 41.7 42.0 Non-Teton Equity Value $212 $364 $409 $455 $501 $546 Wall Street Implied EV / Adj. EBITDA Consensus ($mm) NTM $273 6.8x 8.6x 9.2x 9.7x 10.2x 10.7x 2024E 276 6.7x 8.6x 9.1x 9.6x 10.1x 10.6x Implied EV / Adj. EBITDA Atlas Mgmt. Plan ($mm) NTM $273 6.8x 8.6x 9.2x 9.7x 10.2x 10.8x 2024E 273 6.8x 8.6x 9.2x 9.7x 10.2x 10.7x Source: Company filings, Atlas Management Plan shared on October 13, 2023, Wall Street research and FactSet as of October 17, 2023. Note: Dollars in millions, except per share figures. Based on latest publicly available information. Share count not reflective of any undisclosed share repurchases since repurchase program authorized on August 21, 2023. EBITDA reflects median of Wall Street research. 13 (1) 52-week high and low based on highest closing price and lowest closing price. Privileged & Confidential | Prepared at the Request of Counsel (2) Reflects Atlas closing price as of October 6, 2023 (date of Teton offer).

- Preliminary Working Draft— Selected Public Companies Analysis Current vs. Market Enterprise ‘23E-‘25E CAGR ‘24E EBITDA ‘24E FCF EV / EBITDA Company 52-Wk High 52-Wk Low Cap Value Revenue EBITDA Margin Margin (1) NTM 2024E (4%) +39% $22.2 $24.9 7% 10% 28% 21% 15.7x 15.3x (26%) +139% 4.1 6.1 8% 9% 51% 37% 10.7x 10.5x (22%) +7% 4.1 5.4 3% (2) 11% (2) 18% 13% 10.7x 10.5x (3) (42%) +2% 2.5 2.6 4% 1% 33% 27% 5.7x 5.6x (35%) +8% 1.1 1.6 4% 5% 12% 11% 6.4x 6.3x (34%) +4% 0.8 0.7 4% (2) 1% (2) 6% 6% 6.6x 6.5x Peer Median (30%) +8% $3.3 $4.0 4% 7% 23% 17% 8.6x 8.5x Peer Average (27%) +33% $5.8 $6.9 5% 6% 25% 19% 9.3x 9.1x Atlas Wall Street (73%) +1% $0.7 $1.9 6% 7% 22% 15% 6.8x 6.7x Consensus Atlas (73%) +1% $0.7 $1.9 4% 5% 23% 14% 6.8x 6.8x Management Plan Source: Company filings, Atlas Management Plan shared on October 13, 2023, Wall Street research and FactSet as of October 17, 2023. Note: EBITDA unburdened by stock-based compensation. Estimates reflect calendar year ending December 31. 14 (1) Reflects Adj. EBITDA less capex divided by revenue. (2) Reflects ’23-’24 growth rate due to lack of broker estimates. (3) Does not reflect pro forma impact of non-healthcare GPO divestiture. Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft— Highly preliminary; subject to further diligence Preliminary Discounted Cash Flow Analysis Reflects Atlas Management Plan shared October 13, 2023 Fiscal Year Ending December 31, Terminal ‘24E-‘28E 2H23E 2024E 2025E 2026E 2027E 2028E Year CAGR Revenue $589 $1,215 $1,280 $1,362 $1,450 $1,542 $1,641 6% % Growth 3% (2) 5% 6% 6% 6% Adj. EBITDA $133 $273 $298 $323 $349 $378 $410 8% (Less): D&A (89) (160) (157) (154) (151) (148) (Less): SBC (10) (21) (22) (23) (24) (25) (Less): Management & Other 2 (5) (5) (5) (6) (6) EBIT (Ex. SBC) $35 $87 $114 $141 $169 $200 (Less): Taxes (1) (10) (25) (33) (41) (49) (58) NOPAT $25 $62 $81 $100 $120 $142 Add: D&A 89 160 157 154 151 148 (Less): CapEx (41) (100) (101) (108) (111) (116) (Less): â^† NWC (2) (4) (20) (21) (24) (25) (3) (Less): Other (4) (0) (1) (1) (1) 2 UFCF $67 $117 $116 $124 $136 $150 (2) % Growth (13%) (1%) 7% 9% 11% Implied Enterprise Value ($bn) Implied Share Price Implied PGR NTM EBITDA Terminal Multiple NTM EBITDA Terminal Multiple NTM EBITDA Terminal Multiple WACC 7.00x 8.50x 10.00x 7.00x 8.50x 10.00x 7.00x 8.50x 10.00x 10.25% $2.2 $2.6 $2.9 $8.00 $10.50 $13.00 4.7% 5.7% 6.3% 10.88% 2.2 2.5 2.9 7.75 10.00 12.50 5.3% 6.3% 6.9% 11.50% 2.1 2.4 2.8 7.25 9.50 12.00 5.9% 6.8% 7.5% Source: Company filings and Atlas Management Plan shared on October 13, 2023. Note: Analysis assumes Atlas valuation date and balance sheet figures as of June 30, 2023. Dollars in millions, except for per share amounts. Share prices rounded to nearest $0.25. See appendix for tax impact analysis / treatment. (1) Tax rate of 29% per Atlas Management. 15 (2) Reflects full-year 2023-2024E growth. Privileged & Confidential | Prepared at the Request of Counsel (3) Includes $0.5mm of acquisition spend in 2H23E.

- Preliminary Working Draft— Highly preliminary; subject to further diligence Illustrative WACC Analysis Selected Public Companies Illustrative WACC Analysis Beta Market Debt Debt / Risk-Free Rate(3) 5.1% (2) Unlevered Beta(4) 0.74 Company Levered(1) Unlevered Cap ($bn) ($bn) Equity Debt / Equity(5) 24.6% STERIS 1.06 0.96 $22.2 $2.9 13.3% (6) Levered Beta 0.871 Sotera 1.71 1.19 4.1 2.3 55.4% Historical Risk Premium(7) 7.2% Stericycle 0.93 0.74 4.1 1.3 32.3% (8) Size Premium 1.2% Premier (12) 0.71 0.62 2.5 0.4 16.9% Cost of Equity 12.6% Pediatrix 1.02 0.68 1.1 0.7 63.7% (9) Pre-Tax Cost of Debt 7.8% HCSG 0.77 0.74 0.8 0.0 5.1% Tax Rate(10) 29.0% After-Tax Cost of Debt 5.5% Median 0.98 0.74 $3.3 $1.0 24.6% WACC(11) 11.2% Average 1.03 0.82 5.8 1.3 31.1% Debt / Total Capitalization 19.8% Atlas 0.95 0.46 $0.7 $1.1 150.7% Equity / Total Capitalization 80.2% Atlas (pre-Q2’23 Earnings) (13) 0.86 0.65 $2.4 $1.1 46.5% Illustrative WACC Sensitivity Analysis Debt / Debt / Unlevered Beta Cap Equity 0.65 0.70 0.75 0.80 20.0% 25.0% 10.5% 10.9% 11.2% 11.6% 25.9% 35.0% 10.4% 10.8% 11.1% 11.4% 31.0% 45.0% 10.3% 10.6% 11.0% 11.3% Source: Bloomberg, Duff & Phelps, Public filings, S&P Global and FactSet as of October 17, 2023. Note: Ordered by market cap. (1) Represents 2 year weekly historical adjusted beta vs. local market index. (2) Unlevered Beta = Levered Beta / (1+(1 – Tax Rate) * (Debt / Equity)). (3) Reflects current U.S. 20-year treasury rate. (4) Reflects median of unlevered betas of comparable group. (5) Reflects median debt / equity of comparable group. (6) Reflects levering of the median unlevered beta of the peers at target debt / equity. Levered Beta = (Unlevered Beta) * (1+(1 – Tax Rate) * (Debt / Equity)). (7) Long-horizon expected equity risk premium per Duff & Phelps 2022 Yearbook. (8) Based on historical size premium for companies between $377mm –$782mm market capitalizations per Duff & Phelps 2022 Yearbook. (9) Assumes illustrative cost of debt based on current ICE BofA BB US High Yield Index Effective Yield. (10) Assumes Company long-term tax rate. (11) WACC equals ((Debt / Capitalization * 16 (Cost of Debt * (1 – Tax Rate))) + (Equity / Capitalization * Levered Cost of Equity)). (12) Does not reflect pro forma impact of non-healthcare GPO divestiture. (13) Reflects figures as of October 8, 2023 close before after-hours Q2’23 earnings release and Atlas 28% share price decline. Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft— Special Committee “Roadmap Dashboard” 10/13 Discussion Topics Focus for Today’s Discussion Evaluate Proposal Contextualizing Framework for and Develop Teton’s Proposal Negotiation Response How does the Potential to reach out to How does Teton’s What are Proposal compare third parties, explore other vs. potential value strategic transactions based Proposal compare negotiation of executing on on strategic dynamics, or to recent stock dynamics in Management’s reject proposal performance and selected other standalone plan? fundamental value? transactions? Reach out to What are Atlas’ Third Parties practical set of How will the public market react to the alternatives (e.g., upcoming earnings release? Could earnings strategic / sponsor impact negotiations? interest, partner joins Teton)? What are the key What are the key What other factors Explore Other process, timing and economic and non-should be taken into Strategic tactical economic Terms of consideration? Transactions considerations? Proposal? Key underlying analysis to inform next steps Assessment of Management Outlook Reject the Proposal and Learnings from diligence Key drivers of outlook continue to Potential risks / opportunities Theoretical value of outlook execute on Atlas Management Plan 17 Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft -

3

Premia in Selected Precedent Minority "Squeeze Out" Transactions

Selected Precedent Minority "Squeeze Out" Transactions[1]

Date	Target	Acquiror	% of Equity Owned	Implied Enterprise Value	Initial Bid Premium to Unaff. Price[2]	Initial Bid Premium to 30-Day VWAP[3]	Initial to Final Bid % Increase	Final Bid Premium to Unaff. Price[4]	Final Bid Premium to 30-Day VWAP[3]
Aug-23	SciPlay	Light & Wonder	83%	$2.5	29%	17%	15%	47%	34%
Dec-22	Weber	BDT Capital	72%	3.7	24%	(4%)	29%	60%	24%
Jun-22	Convey Health	TPG Capital	75%	1.1	66%	46%	17%	143%	99%
Nov-20	Urovant Sciences	Sumitovant Bio	72%	0.7	55%	46%	30%	96%	92%
Aug-20	Akcea Thera.	Ionis Pharma	76%	1.5	42%	33%	13%	59%	56%
Aug-20	Hudson	Dufry AG	57%	1.1	24%	12%	23%	50%	64%
Feb-20	AVX	KYOCERA	72%	2.9	30%	26%	12%	45%	40%
Jun-18	Foundation Medicine	Roche	57%	5.3	30%	49%	3%	29%	47%
Nov-16	Synutra	Investor Group	64%	0.8	54%	26%	2%	58%	29%
Sep-16	Federal-Mogul	Icahn	82%	2.1	41%	61%	43%	101%	130%
Mar-16	Crown Media	Hallmark	90%	4.4	2%	13%	0%	2%[5]	13%
Sep-13	Cornerstone Thera.	Chiesi Farmaceutici	58%	0.3	22%	20%	45%	78%	74%
Mar-13	Sauer-Danfoss	Danfoss	76%	2.6	24%	24%	19%	49%	48%
25th Percentile			**64%**		**24%**	**17%**	**12%**	**47%**	**34%**
Median			**72%**		**30%**	**26%**	**17%**	**58%**	**48%**
75th Percentile			**76%**		**42%**	**46%**	**29%**	**78%**	**74%**

Source: Company filings and FactSet as of October 17, 2023.
Note: Dollars in billions.
(1) All cash, minority "squeeze out" transactions with U.S. targets and over $100mm in equity consideration over the last ~10 years with offers from only single acquiror. Excludes transactions in real-estate, energy, financial institutions and oil and gas industries (n=13).
(2) Reflects unaffected date of first bid.
(3) Reflects 30 trading days.
(4) Reflects unaffected date of transaction announcement.
(5) On June 24, 2013, Crown Media filed an amendment to its Schedule 13D disclosing it was evaluating a "short-form merger to eliminate the minority stockholders". Final price reflects 151% premium to share price on June 24, 2013.

CENTERVIEW PARTNERS 18
Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft -

3

Timing in Selected Precedent Minority "Squeeze Out" Transactions

Timing in Selected Precedent Minority "Squeeze Out" Transactions[(1)]

				Days Between			
Date	Target	Acquiror	# of Bids	Initial & Final Bid	Initial Bid & Signing	Signing & Closing	Initial Bid & Closing
Aug-23	SciPlay	Light & Wonder	5	78	82	n.a.	n.a.
Dec-22	Weber	BDT Capital	5	36	48	72	120
Jun-22	Convey Health	TPG Capital	3	42	47	109	156
Nov-20	Urovant Sciences	Sumitovant Bio	5	4	6	137	143
Aug-20	Akcea Thera.	Ionis Pharma	4	9	11	43	54
Aug-20	Hudson	Dufry AG	3	40	44	103	147
Feb-20	AVX	KYOCERA	4	62	86	38	124
Jun-18	Foundation Medicine	Roche	4	3	3	43	46
Nov-16	Synutra	Investor Group	2	239	308	180	488
Sep-16	Federal-Mogul	Icahn	4	309	191	139	330
Mar-16	Crown Media	Hallmark	1	–	54	–	54
Sep-13	Cornerstone Thera.	Chiesi Farmaceutici	5	205	209	141	350
Mar-13	Sauer-Danfoss	Danfoss	5	85	93	42	135
25th Percentile			**3**	**9**	**44**	**43**	**104**
Median			**4**	**42**	**54**	**88**	**139**
75th Percentile			**5**	**85**	**93**	**138**	**200**

Source: Company filings and FactSet as of October 17, 2023.
(1) All cash, minority "squeeze out" transactions with U.S. targets and over $100mm in equity consideration over the last ~10 years with offers from only single acquiror. Excludes transactions in real-estate, energy, financial institutions and oil and gas industries (n=13).

CENTERVIEW PARTNERS 19
Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft— Illustrative Universe of Potential Strategic Parties Sorted by enterprisevalue Hospital Outsourcers Distributors OEMs Other $162bn $1.4tn $526bn(2) $48bn $34bn(1) $66bn $93bn $169bn $22bn $18bn $18bn $42bn $39bn $31bn $26bn $29bn $3bn(3) Private Private Private $25bn $25bn Source: Wall Street research and Factset as of October 17, 2023. (1) Reflects enterprise value at time of acquisition. 20 (2) Reflects WholeCo enterprise value. Privileged & Confidential | Prepared at the Request of Counsel (3) Does not reflect pro forma impact of non-healthcare GPO divestiture.

- Preliminary Working Draft— Illustrative Universe of Financial Sponsor Counterparty Overview Sorted by fund size General Partners Limited Partners Fund Latest Fund Fund Latest Fund Fund Latest Fund Sovereign Wealth Funds Sorted Alphabetically ~$26bn(1) ~$20bn ~$12bn (2023) (2023)(2) (2023) ~$25bn ~$19bn ~$11bn (2022) (2022) (2022) ~$24bn ~$16bn ~$10bn (2021) (2023) (2022) ~$24bn ~$15bn ~$7bn (2022) (2022) (2022) ~$23bn ~$15bn ~$5bn (2023)(2) (2022) (2023) Canadian Pension Funds ~$23bn ~$13bn ~$5bn Sorted Alphabetically (2023) (2022)(2) (2021) ~$22bn ~$13bn(1) ~$4bn (2023)(2) (2023)(2) (2023) ~$21bn(1) ~$12bn ~$3.5bn (2023)(2) (2023)(2) (2023)(2) ~$20bn+ ~$12bn ~$3bn (2023)(2) (2021) (2021) ~$20bn ~$12bn (2022)(2) (2023) Source: Company websites and public information. 21 (1) Converted to USD assuming current EUR/USD exchange ratio as of October 2023. (2) Currently raising. Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft- Perspectives on Potential Strategic Paths Overview ? Respond to Teton based on feedback from today’s Special Committee discussion ? Assess next steps based on Teton’s reaction and potential available paths to maximize Atlas’ value (either on standalone basis or via third party path) ? Reach out to select strategics / sponsors based on strategic fit, Reach out to ability to pay and / or historical engagement with Atlas in order to Third Parties see if superior value can be realized ? Decision to reach out to third parties to be balanced against Today’s likelihood of success and distraction to management Discussion ? To review universe of potential strategic transactions based on Explore Other actionability and ability to create value in excess of the Atlas Strategic Transactions Management Plan Reject the Proposal and continue to execute on Atlas Management Plan 22 Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft- Potential Next Steps for Project Apex ? Align with Special Committee on response and next steps ? Set up meeting with Teton to discuss Special Committee’s feedback ? Update Special Committee based on initial discussion with Teton ? Continually update the Special Committee as discussions progress 23 Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft- Appendix Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft- Atlas Trading Multiples Over Time EV / NTM Wall Street Consensus Adjusted EBITDA Multiple Since IPO(1) Average EV / Adjusted NTM EBITDA Multiple 20.0x Since Q2’23 L6M L1Y L2Y Since IPO Atlas 8.0x 9.9x 10.6x 11.2x 11.4x 18.0x Peer Median 9.2x 10.1x 10.4x 11.6x 12.2x S&P 500 12.9x 13.0x 12.5x 12.7x 13.0x 16.0x 15.9x 14.0x 14.5x 12.6x 12.0x 10.5x 10.0x 8.6x 8.0x 6.8x 6.0x 4.0x 2.0x 0.0x May-21 Jul-21 Oct-21 Dec-21 Mar-22 May-22 Jul-22 Oct-22 Dec-22 Mar-23 May-23 Jul-23 Oct-23 Atlas Peer Median(2) S&P 500 Source: FactSet as of October 17, 2023. Note: Estimates first available as of May 14, 2021. 25 (1) Analysis based on FactSet estimates only as of October 17, 2023. Privileged & Confidential | Prepared at the Request of Counsel (2) Peers include Steris, Sotera Health, Stericycle, Premier, Pediatrix Medical Group, and Healthcare Services Group.

- Preliminary Working Draft- Highly preliminary; subject to further diligence Illustrative Tax Impact Analysis ? TRA related to historical net operating losses (“NOLs”) was established in connection with sale to Teton in 2019 ? As part of the TRA, Atlas pays out 85% of annual tax savings ? Atlas Management has provided expected TRA outflows in 2024 – 2025 which represent the remainder of the potential tax benefit Net Present Valueof TRA Payments NPV of TRA Payments Sensitivity Benchmark Discount Rate NPV 20-Year US Treasury Rate 5.1% ($14) Cost of Debt (Pre-Tax) 7.8% (13) Angler WACC 11.2% (13) Fiscal Year Ending December 31, 2H23E 2024E 2025E 2026E 2027E 2028E Estimated Tax Shield from NOLs - $13 $4 ---- % Paid Out 85% 85% 85% 85% 85% 85% TRA Payments - ($11) ($4) ---- Discounted Tax Shield (@ Cost of Debt) - $12 $4 ----Discounted TRA Payments (@ Cost of Debt) - ($10) ($3) ---- NPV of Tax Shield $16 NPV of TRA Payments ($13) Net Tax Benefit $2 Source: Atlas Management Plan shared on October 13, 2023 and Factset as of October 17, 2023. 26 Note: Dollars in millions. Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft- Atlas Analyst Price Targets Valuation Broker Report Date Price Target hod Metric 11x STM EBITDA 8/8/23 $16 BITDA (Second Twelve Months as of August 2023) 8/15/23 $13 EV / EBITDA 10.5x 2024 EBITDA 9/25/23 $11 EV / EBITDA 10x 2024 EBITDA 10/2/23 $10 EV / EBITDA 9x 2024 EBITDA 10/17/23 $6 Report not yet available Median: $11 Buy Hold Sell 27 Source: Wall Street research and Bloomberg as of October 17, 2023. Privileged & Confidential | Prepared at the Request of Counsel Note: Raymond James suspended price target post Q2 2023 earnings.